Exhibit 10.2

233 S. Wacker Drive

Suite 4900

Chicago, Illinois 60610

telephone +1 (312) 496-1200

facsimile +1(312) 496-1297

www.heidrick.com

January 9, 2018

Andrew LeSueur

Address on File with the Company

Dear Andrew:

On behalf of Heidrick & Struggles, Inc. (“HSII” or the “Company”), I am pleased to confirm the new terms of your employment arrangement in this letter agreement (the “Agreement”). All amounts in this Agreement are denominated in U.S. dollars.

1.	Effective Date: The new terms of your employment are effective as of January 1, 2018 (the “Commencement Date”).

2.	Title: You will serve as Global Managing Partner, Heidrick Consulting, reporting directly to the Chief Executive Officer or such other executive as the Chief Executive Officer may designate from time to time, with such duties and responsibilities as may be assigned to you from time to time. You agree that you will devote your full time, energy, and skill to the business of the Company and to the promotion of the Company’s best interest, and shall not work or perform services for any other employer as an employee, consultant or otherwise during the term of your employment.

3.	Location: You will be based in the Company’s New York, NY office.

4.	Base Salary: You will receive a monthly salary of $31,250 (which is equivalent to $375,000 annually) payable at the end of each month.

5.	Management Incentive Plan (MIP) Participation. You will be eligible to participate in the MIP (the Company’s annual bonus program operated pursuant to the Company’s shareholder approved Incentive Plan) at the Tier 1 level. You will be eligible for a target annual incentive award under the MIP equal to 160% of your Base Salary (the “Target Bonus Amount”), subject to your continued employment with the Company and pursuant to the terms of the MIP and the Company’s Incentive Plan, as amended from time to time. Performance goals under the MIP will be established annually by the Human Resources and Compensation Committee of the Board (the “HRCC”). The bonus is discretionary and is not earned until approved by HRCC. Bonuses are only payable if you are employed by the Company on the date such bonus is paid.

6.	Incentive Compensation and Other Plans: You will be eligible to participate in other management compensation plans, including the Company’s 2012 GlobalShare Program (the “GlobalShare Program”). In addition, you will be eligible to participate in the Change in Control Severance Plan and the Management Severance Pay Plan, as such plans may be amended from time to time (the “CIC Severance Plan” and the “Base Severance Plan”, respectively, and together the “Severance Plans”).

7.	Annual Long-Term Incentive Awards: You will receive consideration for annual long-term incentive grants as part of your performance and compensation review under the Company’s long-term incentive plan for senior executives of the Company. Annual long-term incentive awards are subject to the approval of the HRCC. Based on the Company’s current program design, annual grants for your role have a grant date target value equal to 60% of your Base Salary and are made 50% in the form of restricted stock units (time vesting only) and 50% in the form of performance stock units, but the actual composition of your long-term incentive grant will be determined by the HRCC at the time of grant. Performance conditions for the performance stock units under the annual long-term incentive program will be established annually by the HRCC.

8.	Additional Compensation. In addition to your eligibility to participate in the Company’s bonus and long term incentive programs for employees at your level, the Company will provide you with the following:

a.	Integration Bonus. An Integration Bonus of $150,000 to be paid within thirty (30) days following the joint execution of this agreement, on the next applicable payroll period.

9.	Repayment Obligations. The additional payment set forth in Paragraph 8 may be subject to certain repayment obligations based on your decision to leave Heidrick, or improper conduct during your employment. Should you resign from Heidrick for any reason or be terminated for cause within two years of the payment date, you agree to reimburse Heidrick the amount of the Integration Bonus reduced on a pro-rated basis by one twenty-fourth (1/24th) per full month from the date of payment, within thirty (30) days following your termination date.

Further, you agree to, at the time of the separation, provide Heidrick with written authorization to deduct and/or offset that amount from any compensation or other sums that may be due to you as part of your final pay. If you fail to provide such authorization or to timely repay the amount described above, you agree to reimburse Heidrick for all reasonable costs and fees associated with its attempt to recover the amount owed by you.

10.	Benefits: You will be eligible to participate in the Company’s benefits program to the same extent as other employees at your level. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, flexible spending accounts, the Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan, and the Deferred Compensation Plan. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. Your eligibility for all such programs and plans is determined under the terms of those programs/plans. Any discrepancy between this summary and the company’s plan documents will be resolved in favor of the plan documents. Our benefits program, compensation programs and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

11.	Business Expenses: The Company will reimburse you for your business expenses in accordance with its policies.

12.	Compliance with Policies: Subject to the terms of this Agreement, you agree that you will comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company, generally and specifically and as modified and amended from time to time.

13.	Termination of Employment:

a.	Employment at Will: You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without cause or reason) upon written notice to the other party. A period of notice shall only be required if it is expressly provided in writing under written Company employment policies in effect at the time of such termination, and the Company reserves the right to pay you severance in the form of salary continuation payments in lieu of any such required notice.

b.	No Notice Period in Case of Termination for Cause: Notwithstanding any period of notice under written Company employment policies in effect at the time of termination, the Company shall have the right to terminate your employment for Cause immediately upon written notice.

c.	Compensation Upon Termination: Upon the termination of your employment, you will be paid your Base Salary up through your last day of work (the “Termination Date”), and any other amounts required by law.

d.	Definition of Cause: For purposes of this Agreement, “Cause” shall mean any of the following: (i) your engagement, during the performance of your duties hereunder, in acts or omissions constituting dishonesty, gross negligence, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (ii) your indictment of, or plea of nolo contendere to, a crime constituting a (x) a felony under the laws of the United States or any state thereof or (y) misdemeanor involving moral turpitude; (iii) your material violation or breach of any provision of this Agreement; (iv) your unauthorized use or disclosure of confidential information pertaining to the Company’s business; (v) any act or omission which results in the restatement of the financial statements of HSII or a subsidiary of HSII; (vi) your engagement in conduct causing demonstrable injury to the Company or its reputation; (vii) your unreasonable failure or refusal to perform your duties as the Company reasonably requires, to meet goals reasonably established by the Company or its affiliates, or to abide by the Company’s policies for the operation of its business, and the continuation thereof after the receipt by you of written notice from the Company; (viii) your habitual or gross use of alcohol or controlled substances which interferes with the performance of your duties and obligations on behalf of the Company; or (ix) your death or Disability, as hereinafter defined. For purposes of this Agreement, “Disability” shall mean that you have been unable, for six (6) consecutive months, to perform your duties under this Agreement even with accommodation, because of physical or mental illness or injury. The determination of whether you have been terminated for “Cause” will be made at the sole discretion of the HRCC.

e.	Return of Materials: Upon the termination of your employment, you agree to return to the Company, all Company property, including all materials furnished to you during your employment (including but not limited to keys, computers, automobiles, electronic communication devices, files and identification cards) and all materials created by you during your employment. In addition, you agree that upon the termination of your employment you will provide the Company with all passwords and similar information that will be necessary for the Company to access materials on which you worked or to continue in its business.

14.	Confidentiality: In the course of your employment with the Company, you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by another employee of his or her confidentiality obligations). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

15.	Non-Solicitation/Non-Competition. Without the prior written consent of the Company, during the term of your employment with the Company and for a period of six (6) months after the termination of your employment with the Company, either unilaterally by you or by the Company, you shall not (i) become engaged in or otherwise become interested in a role that provides or intends to provide similar services in the geographical area which you are serving currently; (ii) directly or indirectly solicit or assist any other person in soliciting any client or prospective client of the Company with whom you had direct professional contact during the six (6) months immediately prior to the termination of your employment with the Company and during which you learned confidential information, or whose account you oversaw during your employment with the Company; (iii) directly or indirectly solicit, or assist any other person in soliciting, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates; or (iv) hire or assist another in hiring any employee of the Company or its affiliates who potentially possesses the Company’s or its Affiliate’s Confidential Information for a position where the employee’s knowledge of such information might be relevant. The provisions of this Section 15 shall be in addition to any restrictive covenants that are set forth in or otherwise required by Company benefit plans. In the case of a discrepancy between this Section and any such restrictive covenant, the more restrictive language will apply.

16.	Each of the foregoing restrictions contained in Section 15 constitutes an entirely separate and independent restriction on you and shall be read and construed independently of the other undertakings and agreements herein contained. You and the Company agree that the restrictions contained in Section 15 are reasonable in scope and duration and are necessary to protect the Company’s confidential information and other business interests. If any provision of Section 15 as applied to any party or to any circumstance is adjudged by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration or geographic area covered thereby, the parties agree that the court or arbitrator making such determination will have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete or revise specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

17.	The parties agree and acknowledge that the breach of Section 14 or 15 will cause irreparable damage to the Company, and upon actual or threatened breach of any provision of either section the Company will be entitled to seek from a court of competent jurisdiction immediate injunctive relief, specific performance or other equitable relief without the necessity of posting a bond or other security and that this will in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

18.	Other Legal Matters:

a.	No Other Agreements/Obligations: You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

b.	Negotiation of Agreement: You acknowledge that you negotiated the terms of this Agreement with the Company and that you enter into this Agreement voluntarily.

c.	Applicable Legal Standards: You will be an employee of the Company’s United States operations and agree that the laws of the United States of America and the State of New York shall govern your employment with the Company.

d.	Waiver of Jury Trial: Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of your employment or related to this Agreement or the transactions contemplated hereby.

e.	Notice: All notices and other communications under this Agreement shall be in writing to you at the above-referenced address or to the Company at its Chicago Headquarters, directed to the attention of the General Counsel.

f.	Full and Complete Agreement: This letter Agreement contains our entire understanding with respect to your employment and can be amended only in writing and signed by the Chief Executive Officer or General Counsel. This Agreement supersedes any and all prior agreements, whether written or oral, between you and the Company that are not specifically incorporated by reference herein. You and the Company specifically acknowledge that no promises or commitments have been made that are not set forth in this letter.

g.	Severability: If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

h.	Survival of Provisions: The provisions of Sections 11 (b) and (c) and 12 through 15 of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

Andrew, thank you for the many contributions you have already made to Heidrick & Struggles. I wish you all the best in your new role.

Sincerely,

Krishnan Rajagopalan
President and Chief Executive Officer

I hereby accept the terms and conditions of employment outlined in this Agreement.

9 January 2018
Date

Copy:

Richard Greene, Chief Human Resources Officer

Stephen Beard, General Counsel